Exhibit 10.17(c)

Addendum 3 to Agreement for the availability of space for the storage of goods and offices for the management of this dated August 12, 2002

The undersigned:

Prologis Belgium II BVBA, registered with the RPR under number 0472.435.431, with its offices in Park Hill, Building A, 3rd Floor, Jan Emile Mommaertslaan 18, B-1831 Diegem and hereby represented by A.D. TOL, hereafter referred to as ‘Prologis’

and

Skechers EDC sprl, with its registered office in 4041 Milmort, Parc Industriel Hauts-Sarts, Zone 3, avenue du Parc Industriel, registered with the RPR 0478.543.758, hereby represented by Mr. David Weinberg.

hereafter referred to as ‘Skechers EDC’ or as ‘Customer’

together referred to as the "Parties".

Whereas:

(A)

On August 12, 2002 Prologis and Skechers International have signed an “ Agreement for the availability of space for the storage of goods and offices for the management of this" concerning the following real estate: Prologis Park Liege Distribution Center I with a total surface area of approximately 22,458 m2 and approximately 100 car parking space located in the Industrial Park Hauts-Sarts, Milmort, Liege, Avenue Parc Industriel (hereafter referred to as ‘the Availability Agreement DC I’);

(B)	On August 27, 2003 Skechers International transferred all its rights and obligations under the Availability Agreement DC I to Skechers EDC in full accordance with the terms and conditions thereof.
(C)

On May 20, 2008, pursuant to an "Addendum 2" to the Availability Agreement DC I, Prologis and Skechers agreed to align the duration of the Availability Agreement DC I with the commencement and duration of the Availability Agreement DC II (as further described below, sub (F).

(D)

Early 2013, as the current 5 year lease period (expiring on March 31, 2014) was approaching its expiry date, Prologis and Skechers started negotiations on the possible early termination of the Availability Agreement DC I by Skechers and on possible amendments to the provisions of the Availability Agreement DC I dealing with price and price indexation.

(E)

The abovementioned negotiations have resulted in an agreement whereby (i) Skechers has agreed not to terminate the Availability Agreement DC I by March 31, 2014; whereby (ii) Skechers and Prologis have agreed to extend the Availability Agreement DC I (on the terms and conditions set out below) with a period of at least ten (10) years: and whereby (iii) Skechers and Prologis have agreed to amend the price and price indexation mechanism, as further set out below.

(F)

Skechers and Prologis Belgium Ill BVBA also entered into an Availability Agreement for the adjoining premises "Prologis Park Liege Distribution Center II with a total surface area of approximately 22,945 m2 and approximately 118 car parking space located in the Industrial Park Hauts-Sarts, Milmort, Liege, Avenue Parc Industriel (hereinafter : "the Availability Agreement DC II"). The Availability Agreement DC II is extended and amended under the same conditions as recorded in this Addendum and these Agreements are indissolubly connected to each other.

1	Commencement and Duration of the Agreement

Article 5 of the Availability Agreement DCI end Article 1 of Addendum 2 are replaced as follows:

After the lease period which will end on March 31, 2014, the Availability Agreement DC I will be extended for a period of ten (10) years until March 31, 2024 (hereafter: "the Extended Period").

If either party does not terminate the Availability Agreement DC I by registered mail not later than (12) months prior to the end of the Extended Period, this Availability Agreement DC I will be extended with an additional period of five (5) years. Unless a party terminates the Availability Agreement DC I by registered mail not later than (12) months prior to the end of that five (5) year period, the Availability Agreement DC I will each time be extended with consecutive periods of five (5) years.

Notice needs to be given by bailiff's writ or by registered letter. Notices hereunder shall be deemed given and effective

(i)	if delivered by a bailiff, upon delivery, or
(ii)	if sent by certified or registered mail, within five (5) days of deposit in the post office.

Skechers has a one-time option to terminate the Availability Agreement DC I at the fifth (5th) anniversary of the Extended Period (i.e. on March 31, 2019), subject to a notice period of 12 months in advance.

Termination of the Availability Agreement DC I can only take place in combination with termination of the Availability Agreement DC II.

If Skechers terminates both Availability Agreements DC II and DC I, a lump sum compensation payment (for the termination of both Availability Agreements DC II and DC I combined) in the amount of € 200,000 (two hundred thousand Euro) excluding VAT will be due by Skechers to Prologis (and whereby, unless otherwise instructed by Prologis, 50% of this amount shall be paid to Prologis Belgium III BVBA and the remaining 50% to Prologis Belgium II BVBA).

2	Price and Deposit

Article 3, paragraphs 1 until 6 included of the Availability Agreement DC I is replaced as follows:

As from April 1, 2014, the annual price will be € 1,013,222 (one million thirteen thousand two hundred and twenty-two Euro zero Eurocent) +VAT: € 212,776.62 (two hundred twelve thousand seven hundred seventy-six Euro and sixty-two Eurocent);

hereafter referred to as the 'Price', payable per quarter and in advance in four (4) equal parts of € 253,305.50 (two hundred fifty-three thousand three hundred and five Euro and fifty Eurocent + VAT: € 53,194.16 (fifty-three thousand one hundred ninety four Euro and sixteen Eurocent) to be made by direct bank transfer to the bank account of Prologis.

The Price excluding VAT is broken down into:

Warehouse:	€ 45.00 (forty-five Euro zero Eurocent). + VAT per sqm per annum

Office:	€ 85.00 (eighty-five Euro zero Eurocent) + VAT per sqm per annum

Mezzanine storage:	€ 23.00 (twenty-three Euro zero Eurocent) + VAT per sqm per annum

The new Price will be applicable as from April 1, 2014. The first payment will be related to the period from April1, 2014 up and including 30 June 2014.

All other paragraphs of this Article 3 (starting with "The Price must be paid in Euro and is payable to Prologis Belgium II SPRL (...)") will remain in force.

3	Price Indexation

The second and third paragraph of article 4 of the Availability Agreement DC I will be replaced as follows:

The Price will be annually indexed according to the following formula:

New Price = Price x new Index

Basic index

Indexation will take place for the first time at the expiry of the first year of the Extended Period, i.e., April 1, 2015. The basic index is that of the month prior to the commencement date of the Extended Period, i.e., the month March 2014, and the new index is that of the month prior to the anniversary of the Extended Period.

All other paragraphs of this Article 4 of the Availability Agreement DC I will remain in force.

4	Market Rent review of Price

Article 6 of the Availability Agreement DC I with regard to the market review of price will no longer be applicable.

5	Availability Agreement

Save as hereby amended, the Availability Agreement DC I shall continue in full force and effect until the Premises have been returned in accordance with the provisions of the Availability Agreement DC I.

Agreed and signed two copies:

ProLogis Belgium II BVBA,	Skechers EDC sprl,

Place:	Place:
Date:	Date:

/s/ A.C. TOL	/s/ David Weinberg

Mr. A.C. TOL	Mr. David Weinberg

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